FOR IMMEDIATE RELEASE
Contact: Sam Ullrich
(502) 638-3906
Sam.Ullrich@kyderby.com
CHURCHILL DOWNS INCORPORATED REPORTS
2025 FOURTH QUARTER AND FULL YEAR RESULTS
LOUISVILLE, Ky. (February 25, 2026) - Churchill Downs Incorporated (Nasdaq: CHDN) (the "Company", "CDI", "we") today reported business results for the quarter and full year ended December 31, 2025.
Company Highlights
▪Fourth quarter 2025 financial results, as compared to the prior year quarter:
▪Record net revenue $665.9 million, up $41.7 million or 7%
▪Net income attributable to CDI of $51.3 million, down $20.4 million or 28%
▪Record Adjusted EBITDA of $247.0 million, up $10.4 million or 4%
▪On September 29, 2025, CDI opened Roseshire Gaming Parlor in Henrico County, Virginia.
▪On January 12, 2026, CDI announced plans to invest $180-$200 million in Rockingham Grand Casino in Salem, New Hampshire, with a planned mid-2027 opening.
▪On February 25, 2026, CDI opened Marshall Yards Racing & Gaming in Southwestern Kentucky.
▪We ended 2025 with net bank leverage of 4.1x and returned $456.3 million of capital to our shareholders through share repurchases and dividends during 2025.

CONSOLIDATED RESULTS

	Fourth Quarter		Years Ended December 31,
(in millions, except per share data)	2025	2024	2025	2024

Net revenue	$665.9	$624.2	$2,925.9	$2,734.3
Net income attributable to CDI	$51.3	$71.7	$383.0	$426.8
Diluted EPS attributable to CDI	$0.71	$0.95	$5.29	$5.68
Adjusted net income attributable to CDI(a)	$68.3	$68.7	$440.2	$440.7
Adjusted Diluted EPS(a)	$0.97	$0.92	$6.13	$5.91
Adjusted EBITDA(a)	$247.0	$236.6	$1,205.3	$1,159.2

(a) This is a non-GAAP measure. See explanation of non-GAAP measures below.

SEGMENT RESULTS
The summaries below present revenue from external customers and intercompany revenue from each of our reportable segments. All comparisons are against the applicable prior year period unless otherwise noted.
Live and Historical Racing

	Fourth Quarter		Years Ended December 31,
(in millions)	2025	2024	2025	2024

Revenue	$319.4	$275.5	$1,442.4	$1,267.0
Adjusted EBITDA	122.1	101.6	637.0	574.6
Fourth Quarter 2025
Fourth quarter 2025 revenue increased $43.9 million due to a $20.8 million increase from our Kentucky HRM venues, a $16.1 million increase from our Virginia HRM venues, a $4.6 million increase primarily from our New Hampshire venues, and a $2.4 million increase at Churchill Downs Racetrack. The Kentucky HRM increase was due to a $12.4 million increase from our Western Kentucky venues, a $4.0 million increase from our Northern Kentucky venues, a $2.6 million increase from our Southwestern Kentucky venue, and a $1.8 million increase from our Louisville venues. The Virginia HRM increase was primarily due to a $10.0 million net increase from our Northern Virginia venues, a $5.4 million net increase from our Central Virginia venues primarily from the September 2025 opening of our Roseshire HRM venue, and a $0.7 million net increase primarily from our Western and Southern Virginia venues.
Fourth quarter 2025 Adjusted EBITDA increased $20.5 million due to a $10.5 million increase from our Kentucky HRM venues, a $6.9 million increase from our Virginia HRM venues, a $1.7 million increase at Churchill Downs Racetrack, and a $1.4 million increase from our New Hampshire venues. The Kentucky HRM increase was due to a $4.9 million increase from our Western Kentucky venues, a $2.9 million increase from our Northern Kentucky venues, a $1.5 million net increase from our Southwestern Kentucky venues, and a $1.2 million net increase from our Louisville venues. The Virginia HRM increase was primarily due to a $3.6 million net increase from our Northern Virginia venues, a $1.3 million net increase from our Central Virginia venues primarily from the September 2025 opening of our Roseshire HRM venue, and a net $2.0 million increase primarily from a decrease in government relations expense.
Full Year 2025
Full year 2025 revenue increased $175.4 million due to an $88.3 million increase from our Virginia HRM venues, a $72.6 million increase from our Kentucky HRM venues, an $8.4 million increase from Churchill Downs Racetrack, and a $6.1 million increase primarily from our New Hampshire venues. The Virginia HRM increase was primarily due to an $82.7 million net increase from our Northern Virginia venues and a $10.6 million net increase from our Central Virginia venues primarily from the September 2025 opening of our Roseshire HRM venue, partially offset by a $5.0 million net decrease primarily from our Western and Southern Virginia venues. The Kentucky HRM increase was primarily due to a $40.1 million net increase from our Western Kentucky venues, a $14.5 million increase from our Northern Kentucky venues, a $10.0 million increase from our Southwestern venue, and an $8.0 million increase from our Louisville venues.

Full year 2025 Adjusted EBITDA increased $62.4 million due to a $41.4 million increase from our Kentucky HRM venues, an $18.7 million increase from our Virginia HRM venues, a $1.6 million increase primarily from our New Hampshire venues, and a $0.7 million increase from Churchill Downs Racetrack. The Kentucky HRM increase was primarily due to a $13.6 million net increase from our Western Kentucky venues, an $11.8 million increase from our Northern Kentucky venues, a $10.1 million increase from our Louisville venues, and a $5.9 million net increase from our Southwestern Kentucky venues. The Virginia HRM increase was primarily due to a $24.1 million net increase from our Northern Virginia venues, which includes $3.5 million of one-time business interruption insurance recovery related to the delayed opening of The Rose Gaming Resort in fourth quarter 2024, and a $1.8 million decrease in government relations expense, partially offset by a $7.2 million net decrease primarily from our Western and Southern Virginia venues.
Wagering Services and Solutions

	Fourth Quarter		Years Ended December 31,
(in millions)	2025	2024	2025	2024

Revenue	$114.9	$108.0	$526.3	$500.7
Adjusted EBITDA	42.0	37.3	177.3	165.6
Fourth Quarter 2025
Fourth quarter 2025 revenue increased $6.9 million due to a $4.5 million increase from our sports betting business, a $1.7 million increase from Exacta primarily attributable to incremental HRMs in our owned and third-party HRM venues, and a $0.7 million increase from TwinSpires Horse Racing.
Fourth quarter 2025 Adjusted EBITDA increased $4.7 million due to a $4.0 million increase from our sports betting business and a $1.4 million increase from TwinSpires Horse Racing, partially offset by a $0.7 million decrease from Exacta due to a one-time reduction in accrued compensation expense in the prior year.

Full Year 2025
Full year 2025 revenue increased $25.6 million due to an $11.8 million increase in TwinSpires Horse Racing primarily due to Derby Week wagering, an $11.1 million increase from Exacta attributable to incremental HRMs in our owned HRM venues, and a $2.7 million increase from our sports betting business.
Full year 2025 Adjusted EBITDA increased $11.7 million due to a $9.2 million increase from Exacta attributable to incremental HRMs in our owned HRM venues, and a $4.2 million increase from our sports betting business, partially offset by a $1.7 million decrease attributable to TwinSpires Horse Racing due to increased legal expenses.
Gaming

	Fourth Quarter		Years Ended December 31,
(in millions)	2025	2024	2025	2024

Revenue	$250.3	$257.5	$1,049.3	$1,045.4
Adjusted EBITDA	108.9	120.1	483.0	506.9
Fourth Quarter 2025
Fourth quarter 2025 revenue decreased $7.2 million due to an $8.0 million decrease primarily from the cessation of HRM operations in Louisiana and a $2.3 million decrease in Mississippi primarily from temporary roadwork impacting Riverwalk and the impact of a local curfew on Harlow's, partially offset by a $3.1 million net increase primarily from our Indiana, New York, and Maine properties.
Fourth quarter 2025 Adjusted EBITDA decreased $11.2 million. Our wholly owned gaming properties decreased $8.5 million primarily due to a $5.3 million decrease from the cessation of HRM operations in Louisiana, a $2.6 million decrease in Mississippi from temporary roadwork impacting Riverwalk and the impact of a local curfew on Harlow's, and a $0.6 million net decrease primarily from our Florida property. Our equity investments decreased $2.7 million due to a $2.3 million decrease from Miami Valley Gaming primarily from a one-time decrease in local tax expense in the prior year and a $0.4 million decrease from Rivers Des Plaines.
Full Year 2025
Full year 2025 revenue increased $3.9 million due to a $33.3 million increase primarily attributable to the opening of the Terre Haute Casino Resort in April 2024, partially offset by an $18.9 million decrease from the cessation of HRM operations in Louisiana, a $5.1 million decrease in Mississippi primarily from temporary roadwork impacting Riverwalk and the impact of a local curfew on Harlow's, and a $5.4 million net decrease at our six other wholly owned gaming properties.
Full year 2025 Adjusted EBITDA decreased $23.9 million. Our wholly owned gaming properties decreased $15.5 million primarily due to an $8.1 million decrease from the cessation of HRM operations in Louisiana, a $4.6 million decrease in Mississippi from temporary roadwork impacting Riverwalk and the impact of a local curfew on Harlow's, a $6.9 million net decrease at our six other wholly owned gaming properties, partially offset by a $4.1 million increase primarily attributable to the opening of the Terre Haute Casino Resort in April 2024. Our equity investments decreased $8.4 million due to a $7.8 million decrease from Rivers Des Plaines due to increased competition and a $0.6 million decrease from Miami Valley Gaming.
All Other

	Fourth Quarter		Years Ended December 31,
(in millions)	2025	2024	2025	2024

Revenue	$2.2	$2.1	$8.7	$6.6
Adjusted EBITDA	(26.0)	(22.4)	(92.0)	(87.9)
Fourth Quarter 2025
Fourth quarter 2025 revenue increased $0.1 million due to intercompany revenue related to the captive insurance company. All captive revenue is eliminated in consolidation.
Fourth quarter 2025 Adjusted EBITDA decreased $3.6 million primarily due to increased corporate related expenses partially offset by income related to our captive insurance company.
Full Year 2025
Full year 2025 revenue increased $2.1 million due to intercompany revenue related to the captive insurance company that was established in April 2024. All captive revenue is eliminated in consolidation.
Full year 2025 Adjusted EBITDA decreased $4.1 million driven primarily by increased corporate administrative expenses offset by income related to our captive insurance company.

CAPITAL MANAGEMENT
Share Repurchase Program
The Company repurchased 310,639 shares of its common stock at a total cost of $32.0 million in the fourth quarter of 2025. The Company repurchased 4,190,380 shares of its common stock at a total cost of $425.3 million in 2025.
We had approximately $429.5 million of repurchase authority remaining under the July 2025 Stock Repurchase Program as of December 31, 2025.
Annual Dividend
On October 21, 2025, the Company's Board of Directors approved an annual cash dividend on the Company's common stock of $0.438 per outstanding share, a seven percent increase over the prior year. The dividend was payable on January 6, 2026, to shareholders of record as of the close of business on December 5, 2025. This marks the fifteenth consecutive year that the Company increased the dividend per share.
Capital Investments
We currently expect our project capital to be approximately $180 to $220 million in 2026, although this amount may vary significantly based on the timing of work completed, unanticipated delays, and timing of payment to third parties. We plan to use our operating cash flows and existing revolving credit facility to fund our capital project expenditures.
Income Taxes
On July 4, 2025, the United States enacted H.R. 1, a new federal tax and spending bill. Many of the tax provisions included in the bill are retroactive and will have a significant favorable impact on the Company’s current year cash tax expense, primarily due to the permanent reinstatements of 100% bonus depreciation rules and a 30% of EBITDA-based interest expense deduction limitation. As a result of this change, the Company began utilizing the net deferred tax asset of $85.1 million primarily related to interest expense previously subject to limitation. The expected reduction in cash paid taxes as a result of these new tax provisions will increase cash flow from operating activities.

NET INCOME ATTRIBUTABLE TO CDI
Fourth Quarter 2025 Results
The Company's fourth quarter 2025 net income attributable to CDI was $51.3 million compared to $71.7 million in the prior year quarter.
The following factors impacted the comparability of the Company's fourth quarter 2025 net income to the prior year quarter:
•a $12.5 million valuation allowance established primarily for unrealizable state deferred tax assets; and
•a $7.3 million after-tax increase in transaction, pre-opening, and other expenses; and
•a $0.2 million after-tax increase in other charges and recoveries.
Excluding the items above, fourth quarter 2025 adjusted net income attributable to CDI decreased $0.4 million primarily due to the following:
•a $1.3 million after-tax increase in interest expense.
This was partially offset by:

•a $0.5 million after-tax increase primarily driven by the results of our operations; and
•a $0.4 million after-tax increase due to a portion of the Company's income from United Tote and our facility in New Hampshire being recognized as income attributable to a noncontrolling interest.
Full Year 2025 Results
The Company's full year 2025 net income attributable to CDI was $383.0 million compared to $426.8 million in the prior year.
The following factors impacted comparability of the Company's net income for the year ended December 31, 2025 compared to the prior year:
•a $33.0 million after-tax increase in impairment charges in the current year primarily related to the impairment of the Chasers' gaming rights; and
•a $3.8 million after-tax increase of other charges and recoveries, net; and
•a $3.5 million after-tax increase in transaction, pre-opening, and other expenses; and
•a $3.0 million valuation allowance established primarily for unrealizable state deferred tax assets.
Excluding these items, full year 2025 adjusted net income attributable to CDI decreased $0.5 million primarily due to the following:
•a $2.4 million after-tax increase in interest expense associated with higher outstanding debt balances and higher interest rates; and
•a $0.2 million after-tax decrease due to a portion of the Company's income from United Tote and our facility in New Hampshire being recognized as income attributable to a noncontrolling interest.
This was partially offset by:
•a $2.1 million after-tax increase primarily driven by the results of our operations.
Conference Call
A conference call regarding this news release is scheduled for Thursday, February 26, 2026 at 9 a.m. ET. Investors and other interested parties may listen to the teleconference by accessing the online, real-time webcast and broadcast of the call at http://ir.churchilldownsincorporated.com/events.cfm, or by registering in advance via teleconference here. Once registration is completed, participants will be provided with a dial-in number containing a personalized conference code to access the call. All participants are encouraged to dial-in 15 minutes prior to the start time. An online replay will be available by noon ET on Thursday, February 26, 2026. A copy of the Company’s news release announcing quarterly results and relevant financial and statistical information about the period will be accessible at www.churchilldownsincorporated.com.
Use of Non-GAAP Measures
In addition to the results provided in accordance with GAAP, the Company also uses non-GAAP measures, including adjusted net income, adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA.
The Company uses non-GAAP measures as a key performance measure of the results of operations for purposes of evaluating performance internally. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP, and should not be considered as an alternative to, or more meaningful than, net income or diluted EPS (as determined in accordance with GAAP) as a measure of our operating results.
We use Adjusted EBITDA to evaluate segment performance, develop strategy, and allocate resources. We utilize the Adjusted EBITDA metric to provide a more accurate measure of our core operating results and enable management and investors to evaluate and compare from period to period our operating performance in a meaningful and consistent manner. Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure provided in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted net income and adjusted diluted EPS exclude discontinued operations net income or loss; net income or loss attributable to noncontrolling interests; transaction expense, which includes acquisition and disposition related charges, as well as legal, accounting, and other deal-related expense; pre-opening expense; and certain other gains, charges, recoveries, and expenses.
Adjusted EBITDA includes our portion of EBITDA from our equity investments and the portion of EBITDA attributable to noncontrolling interests.
Adjusted EBITDA excludes, as applicable in each period:
•Transaction expense, net which includes:
◦Acquisition, disposition, and property sale related charges; and
◦Other transaction expense, including legal, accounting, and other deal-related expense;
•Stock-based compensation expense;
•Rivers Des Plaines' impact on our investments in unconsolidated affiliates from legal reserves and transaction costs;
•Asset impairments, net;
•Gain on property sales;
•Legal reserves;
•Pre-opening expense; and
•Other charges, recoveries, and expenses.
For segment reporting, Adjusted EBITDA includes intercompany revenue and expense totals that are eliminated in the Consolidated Statements of Comprehensive Income. See the Reconciliation of Comprehensive Income to Adjusted EBITDA included herewith for additional information.
About Churchill Downs Incorporated
Churchill Downs Incorporated ("CDI") (Nasdaq: CHDN) has created extraordinary entertainment experiences for over 150 years, beginning with the company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, CDI has expanded through the acquisition, development, and operation of live and historical racing entertainment venues, the growth of the online wagering businesses, and the acquisition, development, and operation of regional casino gaming properties. https://www.churchilldownsincorporated.com/
This news release contains various "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "seek," "should," "will," "scheduled," and similar words or similar expressions (or negative versions of such words or expressions), although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, that could cause actual results to differ materially from expectations include the following: the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather, including as a result of climate change; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit, including the impact of inflation; changes in, or new interpretations of, applicable tax laws or rulings that could result in additional tax liabilities; the impact of any pandemics, epidemics, or outbreaks of infectious diseases, and related economic matters on our results of operations, financial conditions and prospects; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; negative shifts in public opinion regarding gambling that could result in increased regulation of, or new restrictions on, the gaming industry; loss of key or highly skilled personnel, as well as general disruptions in the general labor market; the impact of significant competition, and the expectation that competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and historical racing machine ("HRM") manufacturing and other technology conditions that could impose additional costs; failure to enter into or maintain agreements with industry constituents, including horsemen and other racetracks; cybersecurity risk, including cyber-security breaches, or loss or misuse of our confidential information as a result of a breach including customers’ personal information, or IT system operational disruptions, could lead to government enforcement actions or other litigation; costs of compliance with increasingly complex laws and regulations regarding data privacy and protection of personal information; reliance on our technology services and catastrophic events, system failures, errors or defects disrupting our operations; inability to identify, complete, or fully realize the benefits of our proposed acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; difficulty in integrating recent or future acquisitions into our operations; cost overruns and other uncertainties associated with the development of new venues and the expansion of existing facilities; general risks related to real estate ownership and significant expenditures, including risks related to environmental liabilities; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or other similar laws and regulations, or applicable anti-money laundering regulations; payment-related risks, such as risk associated with fraudulent credit card or debit card use; work stoppages and labor problems; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; increases to interest rates, disruption in the credit markets or changes to our credit ratings may adversely affect our business; increase in our insurance costs, or inability to obtain similar insurance coverage in the future, and any inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events; and other factors described under the heading "Risk Factors" in our most recent Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission.
We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited except year ended 2025 and 2024 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per common share data)	2025	2024	2025	2024
Net revenue:
Live and Historical Racing	$312.3	$268.3	$1,394.7	$1,225.6
Wagering Services and Solutions	104.9	99.9	488.2	469.5
Gaming	248.7	256.0	1,042.9	1,039.1
All Other	—	—	0.1	0.1
Total net revenue	665.9	624.2	2,925.9	2,734.3
Operating expense:
Live and Historical Racing	210.0	185.5	861.4	735.4
Wagering Services and Solutions	66.2	67.0	301.3	296.5
Gaming	188.5	187.2	763.0	748.9
All Other	4.5	4.8	17.6	15.0
Selling, general and administrative expense	71.5	65.7	246.2	237.7
Asset impairments, net	—	—	47.5	3.9
Transaction expense (benefit)	1.7	(12.8)	5.1	(12.1)
Total operating expense	542.4	497.4	2,242.1	2,025.3
Operating income	123.5	126.8	683.8	709.0
Other (expense) income:
Interest expense, net	(75.6)	(72.8)	(297.7)	(289.8)
Equity in income of unconsolidated affiliates	34.0	36.0	139.4	144.9
Miscellaneous, net	1.4	1.0	6.9	9.1
Total other (expense) income	(40.2)	(35.8)	(151.4)	(135.8)
Income from operations before provision for income taxes	83.3	91.0	532.4	573.2
Income tax provision	(31.8)	(18.7)	(146.9)	(144.1)
Net income	51.5	72.3	385.5	429.1
Net income attributable to noncontrolling interests	0.2	0.6	2.5	2.3
Net income and comprehensive income attributable to Churchill Downs Incorporated	$51.3	$71.7	$383.0	$426.8

Net income attributable to Churchill Downs Incorporated per common share data:
Basic net income	$0.71	$0.95	$5.32	$5.73
Diluted net income	$0.71	$0.95	$5.29	$5.68
Weighted average shares outstanding:
Basic	70.0	73.9	71.4	74.0
Diluted	70.3	74.6	71.8	74.6

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31,

(in millions)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$200.6	$175.5
Restricted cash	87.9	77.2
Accounts receivable, net	93.5	98.7
Income taxes receivable	17.0	14.5
Other current assets	44.2	46.4
Total current assets	443.2	412.3
Property and equipment, net	2,918.6	2,874.9
Investment in and advances to unconsolidated affiliates	684.6	661.2
Goodwill	900.2	900.2
Other intangible assets, net	2,515.3	2,409.0
Other assets	22.6	18.3
Total assets	$7,484.5	$7,275.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$184.3	$180.3
Accrued expenses and other current liabilities	400.5	402.0
Current deferred revenue	54.7	52.9
Current maturities of long-term debt	63.1	63.1
Dividends payable	30.7	31.0
Total current liabilities	733.3	729.3
Long-term debt (net of current maturities and loan origination fees of $6.0 in 2025 and $7.7 in 2024)	1,985.9	1,767.9
Notes payable (net of debt issuance costs of $18.8 in 2025 and $23.8 in 2024)	3,081.2	3,076.2
Non-current deferred revenue	15.4	20.0
Deferred income taxes	519.9	432.7
Other liabilities	93.0	146.5
Total liabilities	6,428.7	6,172.6
Commitments and contingencies
Redeemable noncontrolling interest	46.1	19.7
Shareholders' equity:
Preferred stock, no par value; 0.3 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value; 300.0 shares authorized; 69.6 shares issued and outstanding December 31, 2025 and 73.5 shares at December 31, 2024	—	—
Retained earnings	1,010.7	1,084.6
Accumulated other comprehensive loss	(1.0)	(1.0)
Total shareholders' equity	1,009.7	1,083.6
Total liabilities and shareholders' equity	$7,484.5	$7,275.9

CHURCHILL DOWNS INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31,

(in millions)	2025	2024
Cash flows from operating activities:
Net income	$385.5	$429.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	233.1	199.1
Equity in income of unconsolidated affiliates	(139.4)	(144.9)
Distributions from unconsolidated affiliates	116.0	138.7
Stock-based compensation	30.2	36.1
Deferred income taxes	86.8	44.5
Asset impairments	87.5	3.9
Gain on settlement of liability	(40.0)	—
Amortization of operating lease assets	6.4	5.6
Other	8.8	9.7
Changes in operating assets and liabilities:
Income taxes	(3.5)	(4.5)
Deferred revenue	(2.8)	(12.1)
Other assets and liabilities	1.2	66.5
Net cash provided by operating activities	769.8	771.7
Cash flows from investing activities:
Capital maintenance expenditures	(70.2)	(83.6)
Capital project expenditures	(204.7)	(463.4)
Acquisition of gaming rights, net of cash acquired	(185.3)	—
Other	(11.3)	1.8
Net cash used in investing activities	(471.5)	(545.2)
Cash flows from financing activities:
Proceeds from borrowings under long-term debt obligations	1,098.1	965.5
Repayments of borrowings under long-term debt obligations	(881.7)	(900.8)
Payment of dividends	(30.8)	(29.2)
Repurchase of common stock	(427.8)	(186.0)
Taxes paid related to net share settlement of stock awards	(17.0)	(30.1)
Debt issuance costs	(0.3)	(2.6)
Change in bank overdraft	(2.3)	(10.9)
Other	(0.7)	(2.5)
Net cash used in financing activities	(262.5)	(196.6)
Cash flows from discontinued operations:
Operating cash flows of discontinued operations	—	1.0
Net increase in cash, cash equivalents and restricted cash	35.8	30.9
Cash, cash equivalents and restricted cash, beginning of year	252.7	221.8
Cash, cash equivalents and restricted cash, end of year	$288.5	$252.7

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per common share data)	2025	2024	2025	2024
GAAP net income attributable to CDI	$51.3	$71.7	$383.0	$426.8

Adjustments, continuing operations:
Transaction, pre-opening, and other expense	6.7	(3.9)	26.9	21.7
Other charges and recoveries, net	—	(0.2)	(1.1)	(6.9)
Asset impairments, net	—	—	47.5	3.9
Legal reserves and transaction costs related to Rivers Des Plaines	—	—	—	0.3
Income tax impact on net income adjustments (a)	10.3	1.1	(16.1)	(5.1)
Total adjustments	17.0	(3.0)	57.2	13.9
Adjusted net income attributable to CDI	$68.3	$68.7	$440.2	$440.7

Adjusted diluted EPS	$0.97	$0.92	$6.13	$5.91

Weighted average shares outstanding - Diluted	70.3	74.6	71.8	74.6

(a)The income tax impact is related to the remeasurement of deferred tax attributes and by applying the effective tax rate for each adjustment, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2025	2024	2025	2024
Total Handle
TwinSpires Horse Racing(a)	$412.9	$400.0	$1,981.0	$1,942.1
(a) Total handle generated by Velocity is not included in total handle from TwinSpires Horse Racing.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited except year ended 2025 and 2024 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2025	2024	2025	2024
Net revenue from external customers:
Live and Historical Racing:
Churchill Downs Racetrack	$19.4	$16.7	$262.4	$259.5
Louisville	53.8	52.0	217.1	209.1
Northern Kentucky	28.9	25.0	113.2	98.9
Southwestern Kentucky	42.8	40.2	168.3	158.3
Western Kentucky	18.5	6.1	68.7	28.8
Virginia	141.1	125.1	546.1	458.2
New Hampshire	7.8	3.2	18.9	12.8
Total Live and Historical Racing	$312.3	$268.3	$1,394.7	$1,225.6

Wagering Services and Solutions:	$104.9	$99.9	$488.2	$469.5

Gaming:
Florida	$23.9	$23.8	$97.9	$100.2
Iowa	23.0	23.5	93.9	93.3
Indiana	32.4	30.3	129.9	96.6
Louisiana	28.8	36.8	131.4	150.2
Maine	25.6	24.7	106.5	106.0
Maryland	22.4	22.5	99.3	101.8
Mississippi	22.1	24.6	93.5	98.7
New York	45.5	44.7	184.5	183.0
Pennsylvania	25.0	25.1	106.0	109.3
Total Gaming	$248.7	$256.0	$1,042.9	$1,039.1
All Other	—	—	0.1	0.1
Net revenue from external customers	$665.9	$624.2	$2,925.9	$2,734.3

Intercompany net revenues:
Live and Historical Racing	$7.1	$7.2	$47.7	$41.4
Wagering Services and Solutions	10.0	8.1	38.1	31.2
Gaming	1.6	1.5	6.4	6.3
All Other	2.2	2.1	8.6	6.5
Eliminations	(20.9)	(18.9)	(100.8)	(85.4)
Intercompany net revenue	$—	$—	$—	$—

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited except year ended 2025 and 2024 amounts)

	Three Months Ended December 31, 2025
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$17.1	$75.1	$6.0	$98.2	$—	$98.2
Historical racing(a)	261.9	—	—	261.9	—	261.9
Racing event-related services	5.8	—	0.4	6.2	—	6.2
Gaming(a)	4.4	7.1	214.1	225.6	—	225.6
Other(a)	23.1	22.7	28.2	74.0	—	74.0
Total	$312.3	$104.9	$248.7	$665.9	$—	$665.9

	Three Months Ended December 31, 2024
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$14.7	$74.3	$6.3	$95.3	$—	$95.3
Historical racing(a)	224.8	—	9.6	234.4	—	234.4
Racing event-related services	5.9	—	1.6	7.5	—	7.5
Gaming(a)	3.1	2.9	210.5	216.5	—	216.5
Other(a)	19.8	22.7	28.0	70.5	—	70.5
Total	$268.3	$99.9	$256.0	$624.2	$—	$624.2
(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $15.6 million for the three months ended December 31, 2025 and $14.2 million for the three months December 31, 2024.

	Year Ended December 31, 2025
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$98.3	$367.2	$26.0	$491.5	$—	$491.5
Historical racing(a)	1,003.4	—	13.7	1,017.1	—	1,017.1
Racing event-related services	183.6	—	1.4	185.0	—	185.0
Gaming(a)	14.1	19.7	883.9	917.7	—	917.7
Other(a)	95.3	101.3	117.9	314.5	0.1	314.6
Total	$1,394.7	$488.2	$1,042.9	$2,925.8	$0.1	$2,925.9

	Year Ended December 31, 2024
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Total
Net revenue from external customers
Pari-mutuel:
Live and simulcast racing	$91.3	$352.2	$26.4	$469.9	$—	$469.9
Historical racing(a)	854.9	—	37.0	891.9	—	891.9
Racing event-related services	188.0	—	6.6	194.6	—	194.6
Gaming(a)	12.6	17.3	856.0	885.9	—	885.9
Other(a)	78.8	100.0	113.1	291.9	0.1	292.0
Total	$1,225.6	$469.5	$1,039.1	$2,734.2	$0.1	$2,734.3
(a)Food and beverage, hotel, and other services furnished to customers for free as an inducement to wager or through the redemption of our customers' loyalty points are recorded at the estimated standalone selling prices in other revenue with a corresponding offset recorded as a reduction in historical racing pari-mutuel revenue for HRMs or gaming revenue for our casino properties. These amounts were $60.8 million for 2025 and $56.0 million 2024.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited except year ended 2025 and 2024 amounts)

Adjusted EBITDA by segment is comprised of the following:

	Three Months Ended December 31, 2025
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Eliminations	Total
Revenue	$319.4	$114.9	$250.3	$684.6	$2.2	$(20.9)	$665.9

Pari-mutuel taxes and purses	(81.9)	(3.9)	(7.7)	(93.5)	—	—	(93.5)
Gaming taxes	(2.8)	(0.8)	(74.6)	(78.2)	—	—	(78.2)
Marketing and advertising	(13.8)	(1.6)	(8.8)	(24.2)	—	—	(24.2)
Salaries and benefits	(36.4)	(9.1)	(42.3)	(87.8)	—	—	(87.8)
Content expense	(1.3)	(41.1)	(1.9)	(44.3)	—	9.8	(34.5)
Selling, general and administrative expense	(11.2)	(4.9)	(12.2)	(28.3)	(26.0)	0.2	(54.1)
Maintenance, insurance and utilities	(10.9)	(1.1)	(10.1)	(22.1)	(2.2)	2.2	(22.1)
Gaming equipment rental and technology costs	(13.8)	(0.9)	(4.4)	(19.1)	—	8.6	(10.5)
Food and beverage costs	(3.9)	—	(4.1)	(8.0)	—	—	(8.0)
Other operating expense(a)	(21.5)	(10.1)	(19.0)	(50.6)	(0.2)	0.1	(50.7)
Equity in income of unconsolidated affiliates	—	—	43.7	43.7	—	—	43.7
Other income	0.2	0.6	—	0.8	0.2	—	1.0
Adjusted EBITDA	$122.1	$42.0	$108.9	$273.0	$(26.0)	$—	$247.0

	Three Months Ended December 31, 2024
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Eliminations	Total
Revenue	$275.5	$108.0	$257.5	$641.0	$2.1	$(18.9)	$624.2

Pari-mutuel taxes and purses	(72.6)	(3.9)	(10.8)	(87.3)	—	—	(87.3)
Gaming taxes	(1.4)	(0.5)	(72.5)	(74.4)	—	—	(74.4)
Marketing and advertising	(11.0)	(1.4)	(8.9)	(21.3)	—	—	(21.3)
Salaries and benefits	(32.6)	(8.9)	(43.6)	(85.1)	—	—	(85.1)
Content expense	(1.3)	(42.6)	(1.8)	(45.7)	—	9.8	(35.9)
Selling, general and administrative expense	(13.4)	(2.5)	(12.2)	(28.1)	(21.2)	0.2	(49.1)
Maintenance, insurance and utilities	(11.9)	(1.1)	(9.7)	(22.7)	(3.6)	2.0	(24.3)
Gaming equipment rental and technology costs	(11.1)	(1.0)	(3.9)	(16.0)	—	6.9	(9.1)
Food and beverage costs	(4.0)	—	(4.3)	(8.3)	—	—	(8.3)
Other operating expense(a)	(14.8)	(9.1)	(16.3)	(40.2)	0.1	—	(40.1)
Equity in income of unconsolidated affiliates	—	—	46.6	46.6	—	—	46.6
Other income	0.2	0.3	—	0.5	0.2	—	0.7
Adjusted EBITDA	$101.6	$37.3	$120.1	$259.0	$(22.4)	$—	$236.6

	Year Ended December 31, 2025
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Eliminations	Total
Revenue	$1,442.4	$526.3	$1,049.3	$3,018.0	$8.7	$(100.8)	$2,925.9

Pari-mutuel taxes and purses	(349.4)	(22.0)	(36.2)	(407.6)	—	—	(407.6)
Gaming taxes	(7.5)	(2.3)	(308.7)	(318.5)	—	—	(318.5)
Marketing and advertising	(56.8)	(9.6)	(35.0)	(101.4)	(0.1)	—	(101.5)
Salaries and benefits	(142.9)	(34.9)	(170.4)	(348.2)	—	—	(348.2)
Content expense	(6.3)	(210.2)	(8.6)	(225.1)	—	58.7	(166.4)
Selling, general and administrative expense	(43.2)	(18.1)	(44.4)	(105.7)	(91.1)	1.1	(195.7)
Maintenance, insurance and utilities	(44.4)	(4.1)	(39.6)	(88.1)	(9.0)	8.6	(88.5)
Gaming equipment rental and technology costs	(51.6)	(3.1)	(17.4)	(72.1)	—	32.1	(40.0)
Food and beverage costs	(15.0)	—	(16.4)	(31.4)	—	—	(31.4)
Other operating expense(a)	(92.3)	(45.3)	(68.3)	(205.9)	(0.7)	0.3	(206.3)
Equity in income of unconsolidated affiliates	—	—	178.1	178.1	—	—	178.1
Other income	4.0	0.6	0.6	5.2	0.2	—	5.4
Adjusted EBITDA	$637.0	$177.3	$483.0	$1,297.3	$(92.0)	$—	$1,205.3

	Year Ended December 31, 2024
(in millions)	Live and Historical Racing	Wagering Services and Solutions	Gaming	Total Segments	All Other	Eliminations	Total
Revenue	$1,267.0	$500.7	$1,045.4	$2,813.1	$6.6	$(85.4)	$2,734.3

Pari-mutuel taxes and purses	(300.0)	(19.7)	(43.5)	(363.2)	—	—	(363.2)
Gaming taxes	(5.7)	(2.4)	(291.6)	(299.7)	—	—	(299.7)
Marketing and advertising	(42.1)	(8.9)	(35.4)	(86.4)	(0.1)	—	(86.5)
Salaries and benefits	(127.0)	(32.8)	(164.6)	(324.4)	—	—	(324.4)
Content expense	(6.4)	(205.8)	(8.5)	(220.7)	—	52.3	(168.4)
Selling, general and administrative expense	(40.1)	(15.5)	(46.1)	(101.7)	(85.9)	1.0	(186.6)
Maintenance, insurance and utilities	(46.5)	(4.2)	(42.1)	(92.8)	(8.2)	6.5	(94.5)
Gaming equipment rental and technology costs	(41.6)	(3.5)	(15.4)	(60.5)	—	25.5	(35.0)
Food and beverage costs	(12.9)	—	(16.7)	(29.6)	—	—	(29.6)
Other operating expense(a)	(70.6)	(42.6)	(62.9)	(176.1)	(0.5)	0.1	(176.5)
Equity in income of unconsolidated affiliates	—	—	186.4	186.4	—	—	186.4
Other income	0.5	0.3	1.9	2.7	0.2	—	2.9
Adjusted EBITDA	$574.6	$165.6	$506.9	$1,247.1	$(87.9)	$—	$1,159.2

(a) Other operating expense primarily includes supplies, regulatory licenses and fees, property taxes, and third-party service fees and costs.

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited except year ended 2025 and 2024 amounts)

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2025	2024	2025	2024
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to Churchill Downs Incorporated	$51.3	$71.7	$383.0	$426.8
Net income attributable to noncontrolling interests	0.2	0.6	2.5	2.3
Net income	51.5	72.3	385.5	429.1

Adjustments:
Depreciation and amortization	59.6	53.4	233.1	199.1
Interest expense	75.6	72.8	297.7	289.8
Income tax provision	31.8	18.7	146.9	144.1
Stock-based compensation expense	12.0	12.9	30.2	36.1
Pre-opening expense	2.7	6.0	11.7	29.6
Other expenses, net	2.4	2.9	10.1	4.2
Transaction expense (benefit), net	1.7	(12.8)	5.1	(12.1)
Asset impairments, net	—	—	47.5	3.9
Other income, expense:
Interest, depreciation and amortization expense related to equity investments	9.7	10.6	38.6	42.0
Rivers Des Plaines' legal reserves and transaction costs	—	—	—	0.3
Other charges and recoveries, net	—	(0.2)	(1.1)	(6.9)
Total adjustments	195.5	164.3	819.8	730.1
Adjusted EBITDA	$247.0	$236.6	$1,205.3	$1,159.2

Adjusted EBITDA by segment:
Live and Historical Racing	$122.1	$101.6	$637.0	$574.6
Wagering Services and Solutions	42.0	37.3	177.3	165.6
Gaming	108.9	120.1	483.0	506.9
Total segment Adjusted EBITDA	273.0	259.0	1,297.3	1,247.1
All Other	(26.0)	(22.4)	(92.0)	(87.9)
Total Adjusted EBITDA	$247.0	$236.6	$1,205.3	$1,159.2

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL JOINT VENTURE FINANCIAL STATEMENTS
(Unaudited)
Summarized financial information for our equity investments is comprised of the following:

	Summarized Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2025	2024	2025	2024
Net revenue	$211.1	$210.3	$843.0	$851.5

Operating and SG&A expense	135.1	129.2	533.4	528.5
Depreciation and amortization	6.5	6.9	24.4	27.0
Operating income	69.5	74.2	285.2	296.0
Interest and other expense, net	(10.2)	(10.7)	(41.4)	(44.2)
Net income	$59.3	$63.5	$243.8	$251.8

	Summarized Balance Sheet
	December 31
(in millions)	2025	2024
Assets
Current assets	$108.8	$100.5
Property and equipment, net	314.5	325.6
Other assets, net	265.4	267.5
Total assets	$688.7	$693.6

Liabilities and Members' Deficit
Current liabilities	$88.9	$89.9
Long-term debt	802.5	839.8
Other liabilities	0.4	1.7
Members' deficit	(203.1)	(237.8)
Total liabilities and members' deficit	$688.7	$693.6

CHURCHILL DOWNS INCORPORATED
SUPPLEMENTAL INFORMATION
(Unaudited)
Planned capital projects for the Company are as follows:

(in millions)	Project	Target Completion	2026 Planned Spend

Live and Historical Racing Segment
Churchill Downs Racetrack	Finish Line Suites / The Mansion	April 2026	$20-25
	Victory Run	April 2028	$25-30
Virginia	Richmond (HRM Expansion)	Completed	$0-5
	Roseshire (HRM Venue)	Completed	$0-5
Southwestern Kentucky	Marshall Yards Racing and Gaming (HRM Venue)	February 2026	$15-20
New Hampshire	Rockingham Grand Casino (HRM Venue)	Mid-2027	$70-80
All Other Projects
All Other	All Other	TBD	$50-55
		Total:	$180-220